UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Axalta Coating Systems Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

SUPPLEMENT NO. 1

(to the proxy statement/prospectus dated June 24, 2026)

SUPPLEMENT TO

PROXY STATEMENT FOR SPECIAL GENERAL MEETING OF AXALTA COATING SYSTEMS LTD.

PROSPECTUS FOR ORDINARY SHARES OF AKZO NOBEL N.V.

This supplement (the “proxy statement/prospectus supplement”) supplements the proxy statement/prospectus dated June 24, 2026 (the “proxy statement/prospectus”), which forms a part of our registration statement on Form F-4 (No. 333-296290). This proxy statement/prospectus supplement is being filed to update and supplement the information in the proxy statement/prospectus with the information contained in Akzo Nobel N.V.’s Current Report on Form 6-K, filed with the Securities and Exchange Commission (the “SEC”) on July 22, 2026 (the “Form 6-K”), as attached to this proxy statement/prospectus supplement.

This proxy statement/prospectus supplement updates and supplements the information in the proxy statement/prospectus and is not complete without, and may not be delivered or utilized except in combination with, the proxy statement/prospectus, including any amendments or supplements thereto. Any statement in the proxy statement/prospectus that is modified or superseded hereby is not deemed to constitute a part of the proxy statement/prospectus, except as modified or superseded by this proxy statement/prospectus supplement. Except to the extent that the information in this proxy statement/prospectus supplement modifies or supersedes the information contained in the proxy statement/prospectus, this proxy statement/prospectus supplement should be read in conjunction with the proxy statement/prospectus and if there is any inconsistency between the information in the proxy statement/prospectus and this proxy statement/prospectus supplement, you should rely on the information in this proxy statement/prospectus supplement. We may amend or supplement the proxy statement/prospectus from time to time by filing amendments or supplements as required.

You should read carefully and in their entirety this supplement and the proxy statement/prospectus and all accompanying annexes and exhibits. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 42 of the proxy statement/prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the transaction (as defined in the proxy statement/prospectus) or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this proxy statement/prospectus supplement is July 22, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13A-16 OR 15D-16

UNDER THE SECURITIES EXCHANGE ACT OF 1934

July 22, 2026

Commission File Number: 000-17444

Akzo Nobel N.V.

Christian Neefestraat 2

1077 WW Amsterdam

The Netherlands

(Address of principal executive office)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F  ☒   Form 40-F  ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

The following exhibit is furnished herewith:

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
99.1	Q2 Report 2026

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AKZO NOBEL N.V.

Date: July 22, 2026	By:	/s/ Grégoire Poux-Guillaume
Name: Grégoire Poux-Guillaume
Title: Chief Executive Officer

Date: July 22, 2026	By:	/s/ Maarten de Vries
Name: Maarten de Vries
Title: Chief Financial Officer

Exhibit 99.1

Exhibit 99.1 AkzoNobel Q2 Report 2026

Cautionary Statement Concerning Forward- Looking Statements This communication contains forward-looking statements as that term is defined in Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995, regarding, among other things, statements about management’s expectations of AkzoNobel’s and Axalta’s future operating and financial performance, product development, market position, and business strategy. Such forward-looking statements can sometimes be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “potential,” “seeks,” “aims,” “projects,” “predicts,” “is optimistic,” “intends,” “plans,” “estimates,” “targets,” “anticipates,” “continues” or other comparable terms or negatives of these terms, but not all forward-looking statements include such identifying words. You are cautioned not to rely on these forward-looking statements. Forward-looking statements are based upon current plans, estimates and expectations that are subject to risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by such forward-looking statements. We can give no assurance that such plans, estimates or expectations will be achieved and therefore, actual results may differ materially from any plans, estimates or expectations in such forward-looking statements. Important factors that could cause actual results to differ materially from such plans, estimates or expectations include: a condition to the closing of the proposed transaction may not be satisfied; the occurrence of any event that can give rise to termination of the proposed transaction; a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; AkzoNobel and Axalta are unable to achieve the synergies and value creation contemplated by the proposed transaction; AkzoNobel and Axalta are unable to promptly and effectively integrate their businesses; management’s time and attention is diverted on transaction related issues; the possibility that competing offers or acquisition proposals may be made; disruption from the proposed transaction makes it more difficult to maintain business, contractual and operational relationships; the credit ratings of AkzoNobel or Axalta decline following the proposed transaction; legal proceedings are instituted against AkzoNobel or Axalta, including resulting expense or delay; AkzoNobel or Axalta is unable to retain or hire key personnel; the communication or the consummation of the proposed acquisition has a negative effect on the market price of the capital stock of AkzoNobel or Axalta or on AkzoNobel’s or Axalta’s operating results; evolving legal, regulatory and tax regimes; changes in economic, financial, political and regulatory conditions, in the Netherlands, the United States and elsewhere, and other factors that contribute to uncertainty and volatility, natural and man-made disasters, civil unrest, pandemics (e.g., the coronavirus (COVID-19) pandemic), geopolitical uncertainty, and conditions that may result from legislative, regulatory, trade and policy changes associated with the current or subsequent United States or Netherlands administration; the ability of AkzoNobel or Axalta to successfully recover from a disaster or other business continuity problem due to a hurricane, flood, earthquake, terrorist attack, war, pandemic, security breach, cyber-attack, power loss, telecommunications failure or other natural or man-made event, including the ability to function remotely during long-term disruptions; the impact of public health crises, such as pandemics and epidemics and any related company or governmental policies and actions to protect the health and safety of individuals or governmental policies or actions to maintain the functioning of national or global economies and markets, including any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down or similar actions and policies; actions by third parties, including government agencies; the risk that disruptions from the proposed transaction will harm AkzoNobel’s or Axalta’s business, including current plans and operations and/or divert management’s attention from AkzoNobel’s or Axalta’s ongoing business operations; certain restrictions during the pendency of the acquisition that may impact AkzoNobel’s or Axalta’s ability to pursue certain business opportunities or strategic transactions; AkzoNobel’s or Axalta’s ability to meet expectations regarding the accounting and tax treatments of the proposed transaction; the risks and uncertainties discussed in AkzoNobel’s latest annual report as filed with the AFM, the Dutch trade register and on its website at https://www.akzonobel.com/en/investors/ results-center; and the risks and uncertainties discussed in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in Axalta’s reports filed with the SEC. These risks, as well as other risks associated with the proposed transaction are more fully discussed in the proxy statement/prospectus. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. We caution you not to place undue reliance on any of these forward-looking statements as they are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of new markets or market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this communication. Except as required by law, neither AkzoNobel nor Axalta assumes any obligation to update or revise the information contained herein, which speaks only as of the date hereof. Non-IFRS Financial Measures This communication contains certain non-IFRS financial measures, or alternative performance measures, that AkzoNobel believes are helpful in understanding the anticipated strategic and financial benefits of the proposed transaction. AkzoNobel’s management regularly use a variety of financial measures that are not in accordance with IFRS for forecasting, budgeting and measuring financial performance. The non-IFRS financial measures are not meant to be considered in isolation or as a substitute for comparable IFRS measures. While AkzoNobel believes that these non-IFRS financial measures provide meaningful information to help shareholders understand the anticipated strategic and financial benefits of the proposed transaction, there are limitations associated with the use of these non-IFRS financial measures. These non-IFRS financial measures are not prepared in accordance with IFRS, are not reported by all of AkzoNobel’s competitors and may not be directly comparable to similarly titled measures of AkzoNobel’s competitors due to potential differences in the exact method of calculation. Any non- IFRS financial measures, or alternative performance measures, included in this document, are not measures within the scope of IFRS, are based on a number of assumptions that are subject to uncertainties and change, and are not a substitute for IFRS measures. A definition of the measure and a reconciliation to the closest IFRS measure of any non-IFRS financial measures, or alternative performance measures, included in this document, are presented where appropriate. The information, statements and opinions contained in this document do not constitute a public offer under any applicable legislation or an offer to sell or a solicitation of an offer to buy any securities or financial instruments or any advice or recommendation with respect to such securities or other financial instruments. Any information contained on websites linked or reports referenced in this Q2 Report 2026 on Form 6-K is for information only and will not be deemed to be incorporated by reference herein.

Important Information Regarding the Proposed Axalta Transaction General Restrictions This communication is not for release, publication, or distribution, in whole or in part, in or into, directly or indirectly, any jurisdiction in which such release, publication, or distribution would be unlawful. This communication is not a prospectus and the information in this communication is not intended to be complete. This communication is for informational purposes only and is not intended to be and shall not constitute a solicitation of any vote or approval, or an offer to buy or sell, or the solicitation of an offer to buy or sell, any securities, or an invitation or recommendation to subscribe for, acquire or buy securities of AkzoNobel or Axalta or any other financial products or securities, in any place or jurisdiction, nor shall there be any offer, solicitation or sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended (the “Securities Act”). Any decision to purchase, subscribe for, otherwise acquire, sell or otherwise dispose of any securities must be made only on the basis of the information contained in and incorporated by reference into the prospectus with respect to the shares to be allotted by AkzoNobel in the proposed transaction which was published on June 24, 2026. The distribution of this communication may, in some countries, be restricted by law or regulation. Accordingly, persons who come into possession of this document should inform themselves of and observe these restrictions. To the fullest extent permitted by applicable law, AkzoNobel and Axalta disclaim any responsibility or liability for the violation of any such restrictions by any person. Neither AkzoNobel, nor Axalta, nor any of their advisors assume any responsibility for any violation by any person of any of these restrictions. Shareholders of AkzoNobel and Axalta, respectively, with any doubt as to their position should consult an appropriate professional advisor without delay. This communication is addressed to and directed only at, persons who are outside the United Kingdom or, in the United Kingdom, at persons who are: (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), (ii) persons falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it may otherwise lawfully be communicated pursuant to the Order (all such persons together being referred to as, “Relevant Persons”).This communication is directed only at Relevant Persons. Other persons should not act or rely on this communication or any of its contents. Any investment or investment activity to which this communication relates is available only to Relevant Persons and will be engaged in only with such persons. Solicitations resulting from this communication will only be responded to if the person concerned is a Relevant Person. Additional Information and Where to Find It In connection with the proposed transaction between AkzoNobel and Axalta, AkzoNobel filed with the U.S. Securities and Exchange Commission (the “SEC”) a registration statement on Form F-4 on May 27, 2026, as amended on June 18, 2026, which included a proxy statement of Axalta that also constitutes a prospectus with respect to the shares to be offered by AkzoNobel in the proposed transaction. The registration statement was declared effective by the SEC on June 23, 2026. In connection with the proposed transaction, on June 24, 2026, Axalta filed with the SEC a definitive proxy statement and, on or about June 24, 2026, Axalta commenced mailing the definitive proxy statement to its holders of record as of June 11, 2026. Each of AkzoNobel and Axalta will also file other relevant documents in connection with the proposed transaction. This communication is not a substitute for any registration statement, proxy statement/prospectus or other documents AkzoNobel and/or Axalta may file with the SEC or any other competent regulator in connection with the proposed transaction. This communication does not contain all the information that should be considered concerning the proposed transaction and is not intended to form the basis of any investment decision or any other decision in respect of the proposed transaction. BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS, INVESTORS, STOCKHOLDERS AND SHAREHOLDERS OF AKZONOBEL AND AXALTA ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT/PROSPECTUS, AS APPLICABLE, AND ANY OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, IN CONNECTION WITH THE PROPOSED TRANSACTION WHEN THEY BECOME AVAILABLE, AS THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT AKZONOBEL, AXALTA, THE PROPOSED TRANSACTION AND RELATED MATTERS. The registration statement and proxy statement/prospectus and other relevant documents filed by AkzoNobel and Axalta with the SEC, when filed are available free of charge at the SEC’s website at www.sec.gov. In addition, investors and shareholders will be able to obtain free copies of the proxy statement/prospectus and other documents filed with the SEC from Axalta’s investor relations webpage at https://ir.axalta.com/sec-filings/all-secfilings or from AkzoNobel’s investor relations webpage at https:// www.akzonobel.com/en/investors/all-sec-filings. The contents of this communication should not be construed as financial, legal, business, investment, tax or other professional advice. Each recipient should consult with its own professional advisors for any such matter and advice. Participants in the Solicitation This communication is not a solicitation of proxies in connection with the proposed transaction. However, under SEC rules, AkzoNobel, Axalta and certain of their respective directors and executive officers and other members of their respective management and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of proxies in connection with the proposed transaction, including a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, is set forth in the definitive proxy statement/prospectus relating to the proposed transaction, which was filed with the SEC on June 24, 2026. Information about AkzoNobel’s supervisory board members and members of the board of management is set forth in AkzoNobel’s latest annual report, as filed with the AFM, the Dutch trade register and on its website at https:// www.akzonobel.com/en/investors/results-center, and as updated from time to time via filings made by AkzoNobel with the AFM. Additional information regarding the interests of persons who may, under the rules of the SEC, be deemed participants in the solicitation of Axalta security holders in connection with the proposed transaction, which may, in some cases, be different than those of Axalta’s shareholders generally, including a description of their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement/ prospectus and other relevant materials when they are filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

Financial highlights Q2 2026 Revenue Revenue down 1% versus Q2 2025. Organic sales growth of 2% was more than offset by the impact of the divestment of our liquid coatings businesses in India (negative 3%). Organic sales growth principally driven by a 3% increase in pricing, with 1% negative mix. Volumes were stable, with growth in Performance Coatings (driven by Automotive and Specialty Coatings and Powder Coatings), fully offset by lower volumes in Decorative Paints. Half-year 2026 Revenue Revenue down 5% versus half-year 2025, principally driven by FX/ Other which negatively impacted revenue by 2% and the divestment of our liquid coatings businesses in India which reduced revenue by 3%. Organic sales growth was flat, with slightly lower volumes fully offset by an increase in price/mix. Volumes grew in Asia, while volumes in Europe and North America were lower. Revenue Second quarter January-June 2025 2026 Ä% Ä% Organic sales* in € millions 2025 2026 Ä% Ä% Organic sales* 1,546 1,543 —% 2% Performance Coatings 3,129 2,970 (5%) —% 1,080 1,046 (3%) 1% Decorative Paints 2,110 2,005 (5%) 1% 2,626 2,589 (1%) 2% Total 5,239 4,975 (5%) —% Revenue development Q2 2026 —% 2% 2% -3% —% -1% Volume Price/mix Organic sales growth/decline* Acq./div. FX / Other Revenue -10 -5 0 5 10 1 Other contains hyperinflation Revenue development half-year 2026 -1% 1% —% -3% -2% -5% Volume Price/mix Organic sales growth/(decline)* Acq./div. FX Revenue -10 -5 0 5 10 1 Other contains hyperinflation in % versus Q2 2025 Volume Price/ mix Organic sales growth/ (decline)* Acq./ div FX/ Other1 Revenue Performance Coatings 2 — 2 (2) — — Decorative Paints (4) 5 1 (4) — (3) Total — 2 2 (3) — (1) 1 Other contains hyperinflation in % versus half-year 2025 Volume Price/ mix Organic sales growth/ (decline)* Acq./ div FX/ Other1 Revenue Performance Coatings — — — (2) (3) (5) Decorative Paints (2) 3 1 (4) (2) (5) Total (1) 1 — (3) (2) (5) 1 Other contains hyperinflation Volume development per quarter (year-on-year) in % Q2 25 Q3 25 Q4 25 Q1 26 Q2 26 Performance Coatings (2) (2) (3) (2) 2 Decorative Paints — 1 (1) — (4) Total (1) (1) (2) (1) — Price/mix development per quarter (year-on-year) in % Q2 25 Q3 25 Q4 25 Q1 26 Q2 26 Performance Coatings 2 1 1 (1) — Decorative Paints 1 1 — 2 5 Total 1 1 1 — 2 Organic sales* development per quarter (year-on-year) in % Q2 25 Q3 25 Q4 25 Q1 26 Q2 26 Performance Coatings — — (2) (3) 2 Decorative Paints 1 2 (1) 2 1 Total — 1 (1) (1) 2 Revenue development per quarter (year-on-year) in % Q2 25 Q3 25 Q4 25 Q1 26 Q2 26 Performance Coatings (6) (6) (10) (10) — Decorative Paints (5) (3) (9) (7) (3) Total (6) (5) (9) (9) (1) * Alternative Performance Measure: For more details on these measures, including explanation of their use, refer to the Notes to the condensed consolidated financial statements, APM paragraph.

Financial highlights Q2 2026 Operating income Operating income increased to €251 million (Q2 2025: €214 million), with an increase in gross profit of €48 million partly offset by higher SG&A costs of €7 million and other results which were €4 million lower. The increase in gross profit was principally driven by lower cost of sales and positive pricing. Lower costs of sales where principally due to lower restructuring related costs, lower volumes and the divestment of our liquid coatings businesses in India. Adjusted EBITDA* Organic Adjusted EBITDA growth of €18 million was principally driven by pricing. The divestment of our liquid coatings businesses in India impacted adjusted EBITDA by €12 million negative, while FX/ Other had a negative impact of €1 million. As a result, Adjusted EBITDA increased to €398 million (Q2 2025: €393 million). Half-year 2026 Operating income Operating income increased to €428 million (half-year 2025: €406 million), with €22 million lower gross profit, more than offset by €44 million lower SG&A costs and stable other results. The decrease in gross profit was principally driven by lower revenue, which more than offset lower cost of sales. Lower costs of sales were principally due to lower restructuring related costs, lower volumes, the divestment of our liquid coatings businesses in India and FX impact, with raw material prices mostly stable. The decrease in SG&A costs was principally due to the impact of productivity programs, lower restructuring costs, an increase in merger related costs in anticipation of the Axalta merger, the divestment of India and FX impact, partly offset by inflation. Adjusted EBITDA* Organic Adjusted EBITDA growth was €39 million, principally driven by positive pricing. The divestment of our liquid coatings businesses in India impacted adjusted EBITDA €25 million negative, while FX/ Other had a negative impact of €21 million. As a result, Adjusted EBITDA decreased to €743 million (half-year 2025: €750 million). Financing income and expenses Financing income and expenses amounted to negative €83 million (half-year 2025: negative €80 million). The increase was mainly due to hyperinflation accounting, partly offset by €7 million lower net interest on net debt of €59 million (half-year 2025: €66 million). Adjusted EBITDA* development Q2 2026 in € millions 393 18 -12 -1 398 2025 Organic growth/(decline)* Acq. / divestments FX/Other 2026 350 400 450 1 Other contains hyperinflation Adjusted EBITDA* development half-year 2026 in € millions 750 39 -25 -21 743 2025 Organic growth/(decline)* Acq. / divestments FX/Other 2026 700 800 1 Other contains hyperinflation * Alternative Performance Measure: For more details on these measures, including explanation of their use, refer to the Notes to the condensed consolidated financial statements, APM paragraph. FX / Other1 FX / Other1

Income tax

The effective tax rate was 31.3% (half-year 2025: 26.4%). Compared with the same period in the prior year, the effective tax rate increased primarily due to higher non-deductible interest.

Net Income

Net income attributable to shareholders was €232 million (half-year 2025: €231 million). Earnings per share from total operations was €1.35 (half-year 2025: €1.35). Adjusted earnings per share from continuing operations was €1.96 (half-year 2025: €2.07). Profit margin was 5.0% (half-year 2025:4.9%)

Operating income

Second quarter				January-June		
2025	**2026**	**Δ%**	in € millions	**2025**	**2026**	**Δ%**
150	**161**	7%	Performance Coatings	321	**301**	(6%)
101	**147**	46%	Decorative Paints	178	**238**	34%
(37)	**(57)**		Other activities	(93)	**(111)**	
214	**251**	17%	**Total**	406	**428**	5%

Adjusted EBITDA[1]

Second quarter				January-June		
2025	**2026**	**Δ%**	in € millions	**2025**	**2026**	**Δ%**
213	**219**	– %	Performance Coatings	444	**415**	(7%)
192	**191**	(1%)	Decorative Paints	339	**357**	5%
(12)	**(12)**		Other activities	(33)	**(29)**	
393	**398**	1%	**Total**	750	**743**	(1%)

Operating income to net income

Second quarter			January-June	
2025	**2026**	in € millions	**2025**	**2026**
214	**251**	**Operating income**	406	**428**
(50)	**(46)**	Financing income and expenses	(80)	**(83)**
15	**11**	Results from associates	22	**19**
179	**216**	**Profit before tax**	348	**364**
(44)	**(67)**	Income tax	(92)	**(114)**
135	**149**	**Profit from continuing operations**	256	**250**
–	**(1)**	Profit from discontinued operations	–	**(1)**
135	**148**	**Profit for the period**	256	**249**
(11)	**(9)**	Non-controlling interests	(25)	**(17)**
124	**139**	**Net income**	231	**232**

[1] Alternative Performance Measure: For more details on these measures, including explanation of their use, refer to the Notes to the condensed consolidated financial statements, APM paragraph.

Financial highlights

Cash flows

Net cash from operating activities in Q2 was an inflow of €170 million (Q2 2025: inflow of €234 million). The lower inflow compared with Q2 2025 is mainly due to changes in working capital and net payout from restructuring provisions.

Net cash from investing activities in Q2 was an inflow of €61 million (Q2 2025: inflow of €118 million). In Q2 2026, cash flow from investing activities contained a €100 million inflow resulting from repayment of the subordinated loan by APF (pension fund). In Q2 2025, cash inflow included repayment of short-term investments of €158 million.

Net cash from financing activities was an inflow of €194 billion in Q2 2026 (Q2 2025: outflow of €319 million), and included a net €0.5 billion inflow from borrowings (bond proceeds and commercial paper), partly offset by €269 million in dividend payments.

Free cash flow*

The free cash flow in Q2 2026 was lower compared with Q2 2025, mainly due to changes in working capital and payout of provisions.

Free cash flow*

Second quarter			January-June	
2025	**2026**	in € millions	**2025**	**2026**
306	**343**	**EBITDA**	592	**613**
4	**1**	Impairment losses	7	**4**
(12)	**1**	Pre-tax results on acquisitions and divestments	(11)	**(1)**
26	**(37)**	Changes in working capital	(310)	**(301)**
33	**(29)**	Changes in provisions	42	**(28)**
(58)	**(51)**	Interest paid	(99)	**(106)**
(65)	**(57)**	Income tax paid	(109)	**(98)**
–	**(1)**	Other changes	10	**1**
234	**170**	**Net cash generated from/(used for) operating activities**	122	**84**
(72)	**(62)**	Capital expenditures	(143)	**(120)**
162	**108**	**Free cash flow**	(21)	**(36)**

Net debt*

At June 30, 2026, net debt was €3,127 million (December 31, 2025: €2,942 million). The increase compared with December 31, 2025, was mainly due to dividend payments of €272 million. Leverage ratio* (net debt/adjusted EBITDA) at June 30, 2026, was 2.2 (December 31, 2025: 2.0).

Net debt*

in € millions	June 30, 2025	December 31, 2025	June 30, 2026
Short-term investments	(14)	(302)	**(272)**
Cash and cash equivalents	(1,552)	(1,618)	**(3,193)**
Long-term borrowings	3,656	3,670	**5,500**
Short-term borrowings	2,190	1,192	**1,092**
Total	4,280	2,942	**3,127**

Invested capital*

Invested capital at June 30, 2026, totaled €7.9 billion, compared with €7.6 billion at year-end 2025. This increase was mainly caused by (seasonal) higher trade working capital.

Invested capital*

in € millions	June 30, 2025	December 31, 2025	June 30, 2026
Trade receivables	2,299	1,990	**2,347**
Inventories	1,638	1,529	**1,702**
Trade payables	(2,153)	(2,157)	**(2,433)**
Trade working capital	1,784	1,362	**1,616**
Other working capital items	18	(50)	**(46)**
Non-current assets	7,838	7,891	**8,012**
Less investments in associates	(248)	(232)	**(236)**
Less pension assets	(854)	(891)	**(923)**
Deferred tax liabilities	(449)	(487)	**(519)**
Invested capital	8,089	7,593	**7,904**

Trade working capital*

Trade working capital at June 30, 2026, was €1.6 billion (June 30, 2025: €1.8 billion).

Trade working capital as a percentage of revenue was 15.6% in Q2 2026. Compared with Q2 2025, the decrease is mainly the result of an increase in trade payables.

Trade working capital*

As % of revenue


17.0
16.7
14.4
16.8
15.6
Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

Workforce

At June 30, 2026, the number of employees was 30,900 (June 30, 2025: 33,700). The decrease includes a reduction of 1,300 employees due to the divestment of our liquid coatings businesses in India.

* Alternative Performance Measure: For more details on these measures, including explanation of their use, refer to the Notes to the condensed consolidated financial statements, APM paragraph.

Performance Coatings Q2 2026 Revenue stable versus Q1 2025, with the divestment of our liquid coatings businesses in India impacting revenue by negative 2%. Organic sales growth up 2%, driven by an increase in volumes. There was strong volume growth in Powder Coatings, with Automotive and Specialty Coatings and Industrial Coatings also contributing, while volumes in Marine and Protective Coatings were down. Growth in Asia, while volumes in North America and Europe improved sequentially. Pricing was up 2%, fully offset by negative mix. Pricing was positive in all business units. Operating income increased to €161 million (2025: €150 million), driven by pricing. Adjusted EBITDA increased to €219 million (Q2 2025: €213 million), with organic growth of €13 million driven by pricing, while the divestment of our liquid coatings businesses in India impacted adjusted EBITDA by negative €4 million, while FX/Other had a negative impact of €3 million. Adjusted EBITDA margin increased to 14.2% (Q2 2025: 13.8%). Half-year 2026 Revenue down 5% versus half-year 2025, with currency translation/ other impacting revenue by negative 3% and the divestment of our liquid coatings businesses in India reducing revenue negative 2%. Organic sales growth flat, with strong volume growth in Asia offset by lower volumes in North America and Europe, which sequentially improved over the course of the half-year. Pricing was up 2%, offset by negative mix. Pricing was positive in all business units. Operating income at €301 million (half-year 2025: €321 million), impacted by negative FX and the divestment of our liquid coatings businesses in India. Adjusted EBITDA at €415 million (half-year 2025: €444 million), with organic growth down €3 million. The decrease was due to €18 million negative FX/Other impact and €8 million negative impact from the divestment of our liquid coatings businesses in India. Adjusted EBITDA margin at 14.0% (half-year 2025: 14.2%). Revenue development Q2 2026 2% —% 2% -2% —% —% Volume Price/mix Organic sales growth/(decline)* Acq./div. FX Revenue -10 -5 0 5 10 1 Other contains hyperinflation Revenue development half-year 2026 —% —% —% -2% -3% -5% Volume Price/mix Organic sales growth/(decline)* Acq./div. FX Revenue -10 -5 0 5 10 1 Other contains hyperinflation Revenue Second quarter January-June 2025 2026 Ä% Ä% Organic sales* in € millions 2025 2026 Ä% Ä% Organic sales* 325 347 7% 7% Powder Coatings 653 662 1% 4% 413 385 (7%) (2%) Marine and Protective Coatings 816 727 (11%) (3%) 335 342 2% 6% Automotive and Specialty Coatings 689 670 (3%) 3% 473 469 (1%) —% Industrial Coatings 971 911 (6%) (3%) 1,546 1,543 —% 2% Total 3,129 2,970 (5%) —% Adjusted EBITDA* development Second quarter January - June 2026 in € millions 2026 213 2025 reported 444 13 Organic growth/(decline) (3) (4) Acquisitions and divestments (8) (3) FX / Other1 (18) 219 2026 reported 415 1 Other contains hyperinflation Key financial figures Second quarter January-June 2025 2026 Ä% in € millions/% 2025 2026 Ä% 1,546 1,543 —% Revenue 3,129 2,970 (5%) 150 161 — Operating income 321 301 (6%) (20) (13) Identified items* (34) (23) (43) (45) Depreciation and amortization1 (89) (91) 213 219 3% Adjusted EBITDA* 444 415 (7%) 13.8 14.2 Adjusted EBITDA margin (%)* 14.2 14.0 Average invested capital* 3,710 3,585 (3%) Return on average invested capital (%) 17.3 7.8 % Adjusted return on average invested capital (%)*2 19.4 17.7 1 Excluding identified items, please refer to the quarterly statistics section for the detailed impact of identified items on depreciation and amortization 2 Up to Q1 2026, this metric was labelled ROI (Return on Investment); calculation unchanged. * Alternative Performance Measure: For more details on these measures, including explanation of their use, refer to the Notes to the condensed consolidated financial statements, APM paragraph.

Powder Coatings Q2 revenue and organic sales growth up 7% mainly due to higher volumes in all businesses, with strong growth in architectural. Half-year revenue 1%, with FX partially offsetting organic sales growth of 4%. Higher volumes were noted in all businesses. Volumes were up in Asia and Europe, partly offset by lower volumes in North America (which improved sequentially). Marine and Protective Coatings Q2 revenue down 7% impacted by FX and the divestment of our liquid coatings businesses in India. Q2 organic sales growth was down 2% on lower volumes, with volumes in protective stable, while volumes in marine were down on strong prior-year comparatives. Protective volume growth was strong in Asia, partly offset by lower volumes in North America and the Middle East, where projects were delayed due to the conflict. Half-year revenue down 11% impacted by FX and the divestment of our liquid coatings businesses in India. Half-year organic sales down 3% on lower volumes, with volumes down in marine, from strong prior-year comparatives. Automotive and Specialty Coatings Q2 revenue up 2% and organic sales growth up 6%. With organic sales growth principally driven by higher volumes in aerospace and vehicle refinishes, while volumes were down in automotive. Half-year revenue down 3%, impacted by FX and the divestment of our liquid coatings businesses in India. Half-year organic sales growth up 3% with higher volumes in aerospace and vehicle refinishes, while volumes were weak in automotive. Industrial Coatings Q2 revenue down 1% and Q2 organic sales growth was flat. Volume growth was principally driven by coil, particularly in North America, and wood adhesives, partly offset by lower volumes in packaging. Half-year revenue down 6% impacted by FX. Half-year organic sales growth down 3%, Lower volumes were driven by packaging, while other businesses improved in the second quarter.

Decorative Paints Q2 2026 Revenue down 3% versus Q2 2025, with the divestment of our liquid coatings businesses in India impacting by 4%. Organic sales growth up 1%, driven by a 3% increase in pricing and supported by positive mix. Volumes were lower in Deco EMEA and China, which more than offset volume growth in Deco LATAM and South East and South Asia. Operating income increased to €147 million (Q2 2025: €101 million), mainly due to lower restructuring related costs reported in identified items, specifically for the Industrial Excellence program, and positive pricing. Adjusted EBITDA margin increased to 18.3% (Q2 2025: 17.8%). Adjusted EBITDA at €191 million (Q2 2025: €192 million). Organic growth of €6 million was driven by pricing, which more than offset lower volumes. Adjusted EBITDA was further impacted by €8 million from the divestment of our liquid coatings businesses in India. Half-year 2026 Revenue down 5% versus half-year 2025, impacted by 2% FX/Other and 4% resulting from the divestment of our liquid coatings businesses in India. Organic sales growth up 1%, driven by positive pricing in Deco EMEA and Deco LATAM. Volumes grew in Deco Asia and Deco LATAM more than offset by lower volumes in Deco EMEA. Operating income increased to €238 million (half-year 2025: €178 million), which included the impact of lower restructuring related costs for the industrial excellence program and the impact of positive pricing. Adjusted EBITDA increased to €357 million (half-year 2025: €339 million), reflecting €44 million of organic growth driven by pricing, which more than offset the impact of lower volumes. In addition, Adjusted EBITDA included a €8 million negative FX/Other effect and €18 million negative effect from the divestment of our liquid coatings businesses in India. Adjusted EBITDA margin increased to 17.8% (half-year 2025: 16.1%). Revenue development Q2 2026 -4% 5% 1% -4% —% -3% Volume Price/mix Organic sales growth/decline* Acq./div. FX Revenue -10 -5 0 5 10 1 Other contains hyperinflation Revenue development half-year 2026 -2% 3% 1% -4% -2% -5% Volume Price/mix Organic sales growth/(decline)* Acq./div. FX Revenue -10 -5 0 5 10 1 Other contains hyperinflation Revenue Second quarter January-June 2025 2026 Ä% Ä% Organic sales* in € millions 2025 2026 Ä% Ä% Organic sales* 672 656 (2%) (3%) Decorative Paints EMEA 1,279 1,254 (2%) (1%) 164 188 15% 10% Decorative Paints Latin America 335 358 7% 7% 244 202 (17%) 3% Decorative Paints Asia 496 393 (21%) 4% 1,080 1,046 (3%) 1% Total 2,110 2,005 (5%) 1% Adjusted EBITDA* development Second quarter January - June 2026 in € millions 2026 192 2025 reported 339 6 Organic growth/(decline) 44 (8) Acquisitions and divestments (18) 1 FX/ Other1 (8) 191 2026 reported 357 1 Other contains hyperinflation Key financial figures Second quarter January-June 2025 2026 Ä% in € millions/% 2025 2026 Ä% 1,080 1,046 (3%) Revenue 2,110 2,005 (5%) 101 147 46% Operating income 178 238 34% (55) (9) Identified items* (87) (49) (36) (35) Depreciation and amortization1 (74) (70) 192 191 (1%) Adjusted EBITDA* 339 357 5% 17.8 18.3 Adjusted EBITDA margin (%)* 16.1 17.8 Average invested capital* 3,790 3,380 (11%) Return on invested capital (%) 9.1 13.6 1 Excluding identified items. 2 Up to Q1 2026, this metric was labelled ROI (Return on Investment); calculation unchanged. * Alternative Performance Measure: For more details on these measures, including explanation of their use, refer to the Notes to the condensed consolidated financial statements, APM paragraph.

Europe, Middle East and Africa Q2 revenue down 2% and organic sales growth down 3%, with positive pricing more than offset by lower volumes, primarily in DIY Western Europe. Half-year revenue down 2%, and organic sales growth down 1% with positive pricing more than offset by lower volumes, primarily in Western Europe. DIY volumes were lower, while the Professional channel slightly increased. Latin America Q2 revenue up 15%, and organic sales growth up 10%. Revenue increase was supported by FX impact, and organic sales growth as a result of volume growth and positive pricing, also when excluding inflationary pricing in Argentina. Higher volumes were principally driven by Brazil. Half-year organic sales growth and revenue up 7%. Pricing was positive, also when excluding inflationary pricing in Argentina. Higher volumes were principally driven by Brazil. Asia Q2 revenue down 17%, reflecting a combined 20% impact from the divestment of our liquid coatings businesses in India and FX. Q2 organic sales growth was up 3% driven by higher volumes in Indonesia and Vietnam, which more than offset lower volumes in China. Half-year revenue down 21%, reflecting a combined 25% impact from the divestment of our liquid coatings businesses in India and FX. Half-year organic sales growth up 4%, principally driven by strong volume growth in Vietnam and Indonesia.

Leadership and governance Principal risks and uncertainties In our 2025 annual report, we stated that we consider risk assessment and mitigation a continuous process, which is carried out against the background of an evolving risk landscape that includes short, medium and longer term challenges. We consider the major risk factors as communicated in the annual report of 2025 to be still valid. The information below reflects the updated risk assessment since the publication of the 2025 annual report. Mitigation of the risks is defined and progressing as planned. The symbols used for risk levels represent management’s assessment of risk development, compared with the annual report of 2025. Symbols indicate the following: Risk assessed to increase. 5 Risk assessed to remain fairly stable. = Risk assessed to decrease. 6 Strategic risks Risk Risk level Risk description Mitigating actions Ability to execute = The risk of misalignment between the business and functions and short term versus long term, leading to inability to support and drive the business agenda and growth plans, resulting in not delivering the set targets. • Operating with a flatter structure with business representation in the Executive Committee and operational activities integrated into the business, coupled with significant flattening of the organization as part of the Selling, General and Administrative Expenses (SG&A) restructuring program • Improving our industrial operations by reducing complexity, improving capacity utilization and investing in the modernization of our sites • Continued streamlining of the execution model to avoid over-functionalization: Research and Development (R&D) integrated into the business units and, most recently, the Integrated Supply Chain (ISC) model has also been aligned to the business operating structure. This provides clear end-to-end accountability and a simplified and de-layered organizational set-up Geopolitical instability 5 The risk that increasing geopolitical turbulence results in declining customer and industry confidence and a decline in key markets and significant losses to our sales and profitability. • Balanced geographic presence with revenue generated from all regions and continued investment focus on higher growth markets to optimize geographic spread • Geopolitical assessment as part of investment decisions and medium-term operational planning • Continue to drive business unit strategic initiatives underpinning the company strategy • Diversifying our supply chain and managing redundancy, accelerated localization to offset direct tariff impacts Macro-economic crisis 5 The risk of a prolonged macro-economic downturn, leading to local currency devaluation, high inflation, customer destocking and a reduction in volume and margin. • Balanced geographic presence with revenue generated from all regions and continued investment focus on higher growth markets to optimize geographic spread • Increased attention on operational cost, complexity reduction, margin management and commercial and procurement excellence • Continue to drive business unit strategic initiatives underpinning the company strategy • Strategic portfolio review: redeploy capital to create synergetic scale in areas with clear path to leadership

Operational risks

Risk	Risk level	Risk description	Mitigating actions
Business continuity risk	=	The risk of being unable to respond adequately to a significant business interruption, leading to financial and reputational damage.	• Continue to enhance our business continuity processes and plans, supported by taking Integrated Business Planning to a next maturity level and increasing cross-functional and business collaboration
Cybersecurity	=	The risk of significant business disruption and/or inadequate recovery following a cybersecurity or AI-enabled attack, leading to production interruption, unauthorized access to, disclosure or loss of business-sensitive information, compromise or misuse of AI systems and data, financial loss, and/or inability to align or comply with laws, regulations and contractual obligations concerning cybersecurity and the responsible use of artificial intelligence, which can limit our presence in some regions and markets.	• Continually reinforcing cybersecurity and responsible AI awareness, training and culture across the entire organization (e.g. phishing tests), supported by clear accountability and effective consequence management • Strengthening protection, detection and response capabilities across IT (cloud and on-premises) and OT (operational technology) domains by leveraging new technologies, improving security visibility and detection of vulnerabilities and emerging threats, and accelerating the integration of IT and OT infrastructure of entities incorporated into the company through mergers and acquisitions, where this integration has not yet been fully completed • Improving the capacity to reduce the impact of sophisticated and AI-enabled cyber-attacks, and to recover rapidly through enhanced incident preparedness, automated response capabilities, professional support and strengthened back-up and recovery solutions • Improving our capacity for assessing cybersecurity and AI-related risks in critical domains and monitoring their remediation • Hardening core technology environments, including e-mail, cloud, on-premises platforms and AI-enabled systems, to reduce exposure, limit attack paths and improve baseline security • Increasing the level and quality of partnerships with public and private institutions to improve the overall security and resilience of our business ecosystem
Integrated Business Planning maturity	=	The risk that we don't reach the required service levels due to inadequate end-to-end planning processes and supply chain infrastructure, leading to loss of existing business and inability to win new business.	• More attention on complexity reduction and improving efficiency of the product portfolio and supply chain • Stronger performance management via aligned sets of lagging and leading KPIs, and mature IBP governance • Reintegrating our businesses and Integrated Supply Chain function to create shorter lines of communication and ability to react to changes in the market faster • Increase agility and velocity in the end-to-end process through simplification, cross-company initiatives, digitalization and data-driven modelling
Pricing & margin management	▲	The risk of lower margins resulting from slower price increase (price execution/increased competitive pressure) to offset higher inflation and raw material cost increase versus plan.	• More data-driven approach to additional price increases (based on value pricing) to achieve required price exit rate for full cost pass through • Monthly control cycle in place to closely monitor price increase execution (price/surcharge) and pricing concessions • Strengthening controls on price overrides and full gross to net transactional pricing implementation • Continue to closely monitor price increase effectiveness against raw material cost increase and raw material availability
Product portfolio	=	The risk of lacking a fit-for-purpose product portfolio, leading to a cost base that's too high and inability to compete in the market.	• Continuing to reduce our product portfolio complexity, accelerated reductions to facilitate industrial excellence footprint moves • Constantly reengineering our products, accelerated localization to offset direct tariff impacts • Enhancement of our product lifecycle and product change management

Supply shortages 5 The risk of supply shortages of key raw materials, packaging and/or spare parts, resulting in production interruptions, additional cost and muted organic growth. • Maintain and further improve strong industry and market intelligence analysis of suppliers and raw material markets • Assess climate change impact and develop mitigation plans for own operations, key suppliers’ locations and logistics • Supply chain risk management tool implemented to secure early warnings across the globe • New raw material risk management approach being rolled out to define risks across regions and business units to further improve mitigation planning Risk Risk level Risk description Mitigating actions Compliance and ESG risks Risk Risk level Risk description Mitigating actions Non-compliance and litigation = The risk of potential impact of business conduct, environmental, social and governance (ESG) standards, product compliance, safety and environmental regulations concerning existing and legacy operations or assets, which may subject the company to litigation, financial losses, or reputational harm. • Exposures over a defined threshold are reported, monitored and managed by Legal and Finance, and reported to the Audit Committee twice a year • Developments around business conduct, ESG, product compliance, safety and environmental legislation and the impact thereof on our current and legacy operations and assets are reviewed regularly by Health, Safety and Environment, Sustainability, Product Safety and Regulatory Affairs, Legal and Finance • There’s a quarterly process for review of our portfolio of legacy operations and assets, including Integrated Supply Chain, Finance and Legal • Updates on significant claims and litigation are regularly provided to the Board of Management and Supervisory Board Statement of the Board of Management We have prepared this half-year 2026 financial report of AkzoNobel, and the undertakings included in the consolidation taken as a whole, in accordance with IAS 34 as adopted by the EU (IFRS) and additional Dutch disclosure requirements for half-yearly financial reports. To the best of our knowledge: 1. The condensed consolidated financial statements in this half-year 2026 financial report give a true and fair view of our assets and liabilities, financial position at June 30, 2026, and of the result of our consolidated operations for the first half-year of 2026. 2. The interim management report in this half-year 2026 financial report includes a fair view of the information required pursuant to section 5:25d, subsections 8 and 9 of the Dutch Act on Financial Supervision.

Condensed consolidated financial statements Condensed consolidated statement of income Second quarter January-June 2025 2026 in € millions 2025 2026 Continuing operations 2,626 2,589 Revenue 5,239 4,975 (1,588) (1,503) Cost of sales (3,153) (2,911) 1,038 1,086 Gross profit 2,086 2,064 (826) (833) SG&A costs (1,681) (1,637) 2 (2) Other results 1 1 214 251 Operating income 406 428 (50) (46) Financing income and expenses (80) (83) 15 11 Results from associates 22 19 179 216 Profit before tax 348 364 (44) (67) Income tax (92) (114) 135 149 Profit for the period from continuing operations 256 250 Discontinued operations — (1) Profit/(loss) for the period from discontinued operations — (1) 135 148 Profit for the period 256 249 Attributable to 124 139 Shareholders of the company 231 232 11 9 Non-controlling interests 25 17 135 148 Profit for the period 256 249 Earnings per share from total operations (in €) 0.73 0.81 Basic 1.35 1.35 0.72 0.81 Diluted 1.34 1.35 Condensed consolidated statement of comprehensive income Second quarter January-June 2025 2026 in € millions 2025 2026 135 148 Profit for the period 256 249 Other comprehensive income Items that will not be reclassified to the statement of income: (67) (8) Post-retirement benefits (55) — 17 3 Income tax 14 4 (50) (5) Net effect (41) 4 Items that may be reclassified subsequently to the statement of income: (286) 101 Exchange differences arising on translation of foreign operations (370) 221 3 (2) Income tax 3 (3) (283) 99 Net effect (367) 218 (333) 94 Other comprehensive income for the period (net of tax) (408) 222 (198) 242 Comprehensive income for the period (152) 471 Comprehensive income for the period attributable to (194) 232 Shareholders of the company (151) 448 (4) 10 Non-controlling interests (1) 23 (198) 242 Comprehensive income for the period (152) 471 Condensed consolidated balance sheet in € millions December 31, 2025 June 30, 2026 Assets Non-current assets Intangible assets 3,798 3,860 Property, plant and equipment 2,039 2,082 Right-of-use assets 294 285 Other non-current assets 1,760 1,785 Total non-current assets 7,891 8,012 Current assets Inventories 1,529 1,702 Trade and other receivables 2,403 2,719 Current tax assets 209 182 Short-term investments 302 272 Cash and cash equivalents 1,618 3,193 Assets held for sale — 53 Total current assets 6,061 8,121 Total assets 13,952 16,133 Equity and liabilities Group equity 4,822 5,033 Non-current liabilities Provisions and deferred tax liabilities 1,253 1,290 Long-term borrowings 3,670 5,500 Total non-current liabilities 4,923 6,790 Current liabilities Short-term borrowings 1,192 1,092 Trade and other payables 2,690 2,934 Current tax liabilities 139 99 Current portion of provisions 186 167 Liabilities held for sale — 18 Total current liabilities 4,207 4,310 Total equity and liabilities 13,952 16,133

Condensed consolidated statement of cash flows

Second quarter			January-June	
2025	**2026**	in € millions	**2025**	**2026**
135	**149**	**Profit for the period from continuing operations**	256	**250**
92	**92**	Amortization and depreciation	186	**185**
4	**1**	Impairment losses	7	**4**
50	**46**	Financing income and expenses	80	**83**
(15)	**(11)**	Results from associates	(22)	**(19)**
(12)	**1**	Pre-tax results on acquisitions and divestments	(11)	**(1)**
44	**67**	Income tax	92	**114**
26	**(37)**	Changes in working capital	(310)	**(301)**
33	**(29)**	Changes in provisions	42	**(28)**
(58)	**(51)**	Interest paid	(99)	**(106)**
(65)	**(57)**	Income tax paid	(109)	**(98)**
–	**(1)**	Other changes	10	**1**
234	**170**	**Net cash generated from/(used for) operating activities**	122	**84**
(72)	**(62)**	Capital expenditures	(143)	**(120)**
9	**19**	Interest received	24	**34**
17	**5**	Acquisitions and divestments net of cash acquired/divested	17	**6**
(1)	**(5)**	Investments in short-term investments	(9)	**(26)**
158	**4**	Repayments of short-term investments	159	**59**
7	**100**	Debt repayment proceeds	7	**100**
118	**61**	**Net cash generated from/(used for) investing activities**	55	**53**
(33)	**464**	Changes from borrowings	444	**1,684**
(269)	**(269)**	Dividends paid	(275)	**(272)**
(17)	**–**	Buy out of non-controlling interests	(17)	**–**
(319)	**195**	**Net cash generated from/(used for) financing activities**	152	**1,412**
33	**426**	**Net cash generated from/(used for) continuing operations**	329	**1,549**
–	**–**	Cash flows from discontinued operations	(1)	**–**
33	**426**	**Net change in cash and cash equivalents total operations**	328	**1,549**
1,561	**2,746**	Net cash and cash equivalents at beginning of period	1,273	**1,605**
(41)	**14**	Effect of exchange rate changes on cash and cash equivalents	(48)	**32**
1,553	**3,186**	**Net cash and cash equivalents at June 30**	1,553	**3,186**

Consolidated statement of changes in equity

in € millions	**Subscribed share capital**	**Cumulative translation reserves**	**Other (legal) reserves and undistributed profit**	**Share-holders' equity**	**Non-controlling interests**	**Group equity**
Balance at December 31, 2024	85	(579)	5,068	4,574	242	4,816
Profit for the period	–	–	231	231	25	256
Other comprehensive income/(expense)	–	(344)	(55)	(399)	(26)	(425)
Tax on other comprehensive income	–	3	14	17	–	17
Comprehensive income for the period	–	(341)	190	(151)	(1)	(152)
Dividend	–	–	(263)	(263)	(10)	(273)
Equity-settled transactions	–	–	11	11	–	11
Issue of common shares	1	–	(1)	–	–	–
Minority share buyout	–	–	1	1	(18)	(17)
Balance at Balance at June 30, 2025	**86**	**(920)**	**5,006**	**4,172**	**213**	**4,385**
Balance at December 31, 2025	86	(801)	5,374	4,659	163	4,822
Profit for the period	–	–	232	232	17	249
Other comprehensive income/(expense)	–	215	–	215	6	221
Tax on other comprehensive income	–	(3)	4	1	–	1
Comprehensive income for the period	**–**	**212**	**236**	**448**	**23**	**471**
Dividend	–	–	(264)	(264)	(6)	(270)
Equity-settled transactions	–	–	10	10	–	10
Balance at Balance at June 30, 2026	**86**	**(589)**	**5,356**	**4,853**	**180**	**5,033**

Notes to the condensed consolidated financial statements General information Akzo Nobel N.V. is a public limited liability company headquartered in Amsterdam, the Netherlands. The interim condensed consolidated financial statements include the condensed financial statements of Akzo Nobel N.V. and its consolidated subsidiaries (in this document referred to as “AkzoNobel”, “the Group” or “the company”). The company was incorporated under the laws of the Netherlands and is listed on Euronext Amsterdam. Basis of preparation These condensed consolidated financial statements for the threemonth and six-month periods ended June 30, 2026, have been prepared in accordance with IAS 34“Interim Financial Reporting“ as issued by the International Accounting Standards Board (IASB) as adopted by the European Union. All figures in this report are unaudited. The interim condensed consolidated financial statements were discussed and approved by the Board of Management and the Supervisory Board. These interim condensed consolidated financial statements have been authorized for issue on July 21, 2026. The interim condensed consolidated financial statements should be read in conjunction with AkzoNobel’s consolidated financial statements in the 2025 annual report as published on February 24, 2026. The 2025 financial statements were adopted by the Annual General Meeting of shareholders on April 23, 2026. In accordance with Article 393 of Book 2 of the Dutch Civil Code, PricewaterhouseCoopers Accountants N.V. has issued an unqualified auditor’s opinion on the 2025 financial statements. Accounting policies The material accounting policies applied in the interim condensed consolidated financial statements are consistent with those applied in AkzoNobel’s consolidated financial statements for the year ended December 31, 2025, except for amendments to IFRS 9 and IFRS 7 related to “Contracts Referencing Nature-dependent Electricity“ and to “Classification and Measurement of Financial Instruments“. These amendments were assessed and are not expected to materially affect AkzoNobel’s consolidated financial statements. Geopolitical developments (Middle East) The conflict in the Middle East brings further volatility. At present, AkzoNobel generates only a low single-digit percentage of its total revenues from this region. However, the implications of this conflict on global raw material prices, logistics costs and raw material availability can have a material adverse effect on AkzoNobel’s business, financial condition, results of operations and/ or cash flows. In Q2 2026, we have seen the impact from the conflict materializing through increased global raw material prices, which we have offset by price increases. We expect the raw material price inflation to sustain throughout the year. We intend to offset inflation with price increases, if needed. Seasonality Revenue and results in Decorative Paints are impacted by seasonal influences. Revenue and profitability tend to be higher in the second and third quarter of the year as weather conditions determine if paints and coatings can be applied. In Performance Coatings, revenue and profitability vary, among others, with building patterns from original equipment manufacturers. Scope of consolidation Pakistan held for sale On April 16, 2026, Akzo Nobel N.V. signed an agreement to sell Akzo Nobel Pakistan Limited to IGI investments, part of the Packages Group. The transaction is based on a total enterprise value of approximately €50 million. Completion of the transaction is subject to customary closing conditions, including regulatory approvals. Completion is expected in H2 2026. The assets and liabilities of Akzo Nobel Pakistan Limited were classified as held for sale as of March 31, 2026. No impairment was recognized upon classification as held for sale. On June 30, 2026, the cumulative translation adjustment related to this entity recognized in equity amounted to €51 million negative; this amount will be recycled to the P&L at completion. The business reported as held for sale represents less than 0.5% of our revenue; discontinued operations treatment is not applicable. Assets and liabilities held for sale June 30, 2026 in € millions 2026 Intangible assets 10 Property, plant and equipment 16 Other non-current assets 1 Inventories 8 Receivables 12 Other current assets 6 Assets held for sale 53 Non-current liabilities 9 Current liabilities 9 Liabilities held for sale 18

Intended merger with Axalta

On November 18, 2025, Akzo Nobel N.V. ("AkzoNobel") and Axalta Coating Systems Ltd. ("Axalta") announced that they had entered into a definitive agreement to combine in an all-stock merger, creating a premier global coatings company.

The combination will bring together two coatings industry leaders with complementary portfolios of highly regarded brands to better serve customers across key end markets and enhance value for shareholders, employees and other stakeholders.

The terms of the agreement stipulate that Axalta shareholders will receive 0.6539 shares of AkzoNobel stock for each share of Axalta common stock owned, with AkzoNobel being the surviving entity.

In connection with the transaction, AkzoNobel intends to pay a special cash dividend to AkzoNobel shareholders equal to €2.5 billion, minus the aggregate amount of any regular annual and interim dividends paid by AkzoNobel to AkzoNobel shareholders in 2026 prior to completion. The special dividend is conditional on completion of the transaction and on the level of regular dividends paid in 2026. The merger agreement prohibits AkzoNobel to repurchase shares up to the merger date.

AkzoNobel shareholders will own approximately 55% and Axalta shareholders will own approximately 45% of the combined company on a pro forma basis immediately after closing. The companies expect the transaction to close in late 2026 to early 2027, subject to approval by shareholders of both AkzoNobel and Axalta, the receipt of requisite regulatory approvals, authorization for the combined company's shares to be listed on NYSE, payment of the special dividend by AkzoNobel, completion of AkzoNobel's works council consultation requirements and the satisfaction of other customary closing conditions.

Form F-4, as amended, was filed by AkzoNobel with the SEC on June 18, 2026 and subsequently declared effective by the SEC on June 23, 2026. An Extraordinary General Meeting of shareholders will be held August 5, 2026.

If either of the companies terminates the merger agreement, the terminating party may be required to pay the other party a €150 million termination fee.

Revenue disaggregation

The table below reflects the disaggregation of revenue. Additional disaggregation of revenue is included on the respective pages on Decorative Paints and Performance Coatings.

Revenue disaggregation

January-June 2025

in € millions	Performance Coatings	Decorative Paints	Total
The Netherlands	53	115	168
Other EMEA countries	1,224	1,164	2,388
North Asia	581	231	812
South East and South Asia	366	265	631
North America	678	–	678
Latin America	227	335	562
Total	3,129	2,110	5,239
Timing of revenue recognition			
Goods transferred at a point in time	3,020	2,078	5,098
Services transferred over time	109	32	141
Total	3,129	2,110	5,239

January-June 2026

in € millions	Performance Coatings	Decorative Paints	Total
The Netherlands	50	113	163
Other EMEA countries	1,203	1,141	2,344
North Asia	562	231	793
South East and South Asia	308	162	470
North America	615	–	615
Latin America	232	358	590
Total	**2,970**	**2,005**	**4,975**
Timing of revenue recognition			
Goods transferred at a point in time	2,860	1,975	4,835
Services transferred over time	110	30	140
Total	**2,970**	**2,005**	**4,975**

Hyperinflation accounting (Türkiye and Argentina)

For Türkiye and Argentina, hyperinflation accounting is applied. The impact of the application of hyperinflation accounting, which includes the use of end of period rates to translate the income statement, is shown in the table below.

Hyperinflation accounting

Second quarter 2025	Second quarter 2026	in € millions	January-June 2025	January-June 2026
(18)	**4**	**Revenue**	(25)	**7**
(7)	**(4)**	**Operating income**	(13)	**(7)**
(8)	(5)	Hyperinflation: gain/loss on net monetary position	(14)	(18)
1	–	Other financing income/expenses	1	–
(14)	**(9)**	**Profit before tax**	(26)	**(25)**
(1)	(3)	Income tax	(3)	(3)
(15)	**(12)**	**Profit for the period**	(29)	**(28)**
2	2	Non-controlling interests	4	4
(13)	**(10)**	**Net income**	(25)	**(24)**

Hyperinflation impact on adjusted EBITDA for Q2 was €3 million negative (Q2 2025: €6 million negative); for the half-year the impact was €6 million negative (half-year 2025: €11 million negative).

Shareholders’ equity and non-controlling interests Development of shareholders’ equity Shareholders’ equity amounted to €4.9 billion at June 30, 2026, compared with €4.7 billion at year-end 2025. The main movements related to: • Profit for the period of €232 million • Positive currency effects of €212 million (net of taxes) driven by changes in the exchange rate of the euro versus other currencies, in particular the Colombian peso, Chinese yuan, US dollar and Pound sterling Partly offset by: • Dividend of €264 million Dividend The dividend policy remains unchanged and is to pay a stable to rising dividend. A final 2025 dividend of €1.54 (2024: €1.54) per common share was approved at the AGM on April 23, 2026, which resulted in a total 2025 dividend of €1.98 (2024: €1.98) per share. Outstanding share capital The outstanding share capital was 171.4 million common shares at the end of June 2026. The weighted average number of shares in Q2 2026 was 171.4 million shares. Pensions The net balance sheet position (according to IAS19) of the pension plans at June 30, 2026, was a surplus of €0.7 billion (year-end 2025: surplus of €0.6 billion). The development during H1 2026 was driven by gains from higher discount rates partly offset by losses from higher inflation rates and lower plan asset returns in key countries. Contingent liabilities/Project Ichthys update A contingent liability is a liability of uncertain timing or amount. Contingent liabilities are not recognized in the balance sheet because they are dependent on the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the entity, or because (i) it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation; or (ii) the amount of the obligation cannot be measured with sufficient reliability. Legal proceedings The company and certain of its (former) group companies are involved in legal proceedings as well as proceedings by/discussions with governments, tax authorities, environmental agencies and other authorities. While it is not feasible to predict or determine the outcome of all pending and threatening legal proceedings and proceedings by/ discussions with governments, tax, environmental agencies and other authorities, the company is of the opinion that the case described below may have a significant impact on the company’s consolidated financial position, results of operations and cash flows. In accordance with IAS 37.92, certain information is not disclosed for legal proceedings for which the company concludes that disclosure can be expected to seriously prejudice the outcome of the matter. Project Ichthys (no material developments) AkzoNobel is defending claims brought by INPEX Operations Australia in 2021 and JKC Australia LNG in 2017 relating to the specification and use of an AkzoNobel product which was applied to part of the pipework for the Ichthys Onshore Project in Darwin, Australia, a large LNG project, between 2013 and 2015. The claims allege that AkzoNobel is liable for significant damages (relating to degradation of the coating on extensive parts of the pipework) and associated remediation costs are sought under the Australian Consumer Law. The vast majority of the damages claimed for remediation costs have not yet been incurred, rather they relate to (modelled) future inspection and remediation costs. AkzoNobel denies liability and contests the quantum of alleged damages. In 2024, the case proceeded to trial in the Federal Court of Australia. As part of the proceedings, the Federal Court of Australia appointed a Referee for the consideration of the potential quantum should any liability be established. Following issuance of the Referee’s quantum report, INPEX has sought damages in the amount of AUD 4.8 billion (€2.9 billion as of June 30, 2026). There are several other scenarios in the Referee’s quantum report for calculating potential damages with significantly lower amounts. Following the completion of the main hearing phase in May 2025, the Federal Court continues to address various procedural and substantive matters as part of the ongoing proceedings. AkzoNobel maintains that it is not liable for any alleged damages and thus argues its liability towards both INPEX and JKC should be zero (0). The Federal Court of Australia has yet to decide on liability, and if AkzoNobel is found liable, on the appropriate amount of damages that AkzoNobel is liable for (including whether any liability should be shared with other parties involved). In Q3 2025, AkzoNobel recognized a provision of €300 million in respect of Project Ichthys, relating to the elements in the claims for which the IAS 37 recognition criteria are met. Other elements not meeting the requirements are presented as contingent liabilities and remain unprovided for. AkzoNobel is insured with a maximum coverage of €500 million for cash outflows, whether presented as a provision or as a contingent liability. In accordance with IAS 37.92, no further information is disclosed, as such disclosure might seriously prejudice the outcome of the matter. The timing of the Federal Court of Australia’s judgment remains uncertain, although it is not anticipated before 2027. Either party can appeal the first instance decision to the Full Court of the Federal Court of Australia. A further appeal can be made to the High Court of Australia if special leave is granted. Under Australian law, a verdict would be payable soon after being issued, unless a stay would be obtained. The amounts in such verdict could be significantly higher than the amount currently provided for.

Borrowings In March 2026, the company issued: • A €600 million bond with a 4.0% interest rate, due in 2031 • A €500 million bond with a 4.625% interest rate, due in 2036 In April 2026, a €500 million bond was repaid. In June 2026, the company issued a €750 million bond with a 3.625% interest rate, due in 2029. Cash flow reconciliation in € millions June 30, 2025 June 30, 2026 Cash and cash equivalents in the balance sheet 1,552 3,193 Debt to credit institutions (7) (8) Held for sale 8 1 Total per statement of cash flows 1,553 3,186 Related parties AkzoNobel purchased and sold goods and services to various related parties in which we hold a 50% or less equity interest (associates). These transactions were not material to the condensed consolidated financial statements. We consider the members of the Executive Committee and the Supervisory Board to be the key management personnel as defined in IAS 24 “Related parties”. Transactions with board members are limited to those conducted in their capacity as members of the Executive Committee or Supervisory Board. Related party transactions with pension funds are limited to those inherent to the purpose of the pension funds. Financial risk management The consolidated financial statements for the year ended December 31, 2025, provide a description of the financial risks faced by the company in its regular operations, as well as the policies and procedures established to mitigate these risks. The risks, policies and procedures outlined in the consolidated financial statements are still applicable and relevant. The carrying amount of the financial assets and current liabilities is a reasonable approximation of their fair value. The fair value of total borrowings (Level 1) as at June 30, 2026, was €6,5261 million (December 31, 2025: €4,767 million); the carrying amount measured at amortized cost was €6,5981 million (December 31, 2025: €4,862 million). During the half-year there have been no material changes in the fair value hierarchy. 1 Including borrowings held for sale (fair value €6 million; book value €6 million).

Alternative Performance Measures

In presenting and discussing AkzoNobel's operating results, management uses certain Alternative Performance Measures (APMs) not defined by IFRS Accounting Standards. Management considers these APMs to be relevant supplementary indicators of the company's performance. These or similar measures are widely used in the industry to assess operational performance, developments and positions. Management believes that reporting these measures supports readers' understanding of, among others, the company's sales performance, profitability, financial strength and funding requirements.

APMs should not be viewed in isolation as alternatives to the equivalent IFRS measures. Rather, they should be used as supplementary information in conjunction with the most directly comparable IFRS measures. APMs do not have a standardized meaning under IFRS Accounting Standards and therefore may not be comparable to similar measures presented by other companies. Explanations and reconciliations of the APMs to the most directly comparable IFRS measures can be found in this paragraph.

Identified items

Identified items are special charges and benefits, (post) acquisition and divestment related items, major restructuring and impairment charges, charges and benefits related to major legal, environmental and tax cases, pension curtailments and buy-outs, and hyperinflation accounting adjustments for inventory positions that exceed normal operational levels. By excluding identified items, AkzoNobel management believes the comparability of the operational results increases and financial performance can be evaluated more effectively.

Identified items are excluded when calculating adjusted operating income, adjusted EBITDA, adjusted EBITDA margin, adjusted return on average invested capital and adjusted earnings per share (EPS).

Restructuring-related costs primarily relate to costs for accruals for certain employee benefits and for other costs which are directly associated with plans to exit or cease specific activities, closing down of facilities and right-sizing the organization.

Merger and acquisitions-related results include all results on acquisitions and divestments of businesses, costs directly related to such acquisitions and divestments, and post-merger integration costs. It also includes results of divestments not being part of a business divestment when certain materiality thresholds are met.

Hyperinflation relates to the hyperinflation accounting impact of inventory positions that exceed normal operational levels.

Legal and environmental mainly includes costs related to provisions for non-operational sites, employer liabilities recorded for former employees and legal and environmental costs for which certain materiality thresholds are met.

Profit for the period to Adjusted EBITDA and Adjusted EBITDA margin

Second quarter 2025					Second quarter 2026			
Performance Coatings	**Decorative Paints**	**Other activities**	**Total**	in € millions/%	**Performance Coatings**	**Decorative Paints**	**Other activities**	**Total**
1,546	1,080		2,626	**Revenue**	**1,543**	**1,046**		**2,589**
			135	**Profit for the period**				**148**
			5.1 %	***Profit Margin (%)***				***5.7 %***
			–	Profit for the period from discontinued operations				(1)
			(44)	Income tax				(67)
			15	Results from associates				11
			(50)	Financing income and expenses				(46)
150	101	(37)	214	**Operating income**	**161**	**147**	**(57)**	**251**
(20)	(54)	(1)	(75)	Restructuring-related costs including impairments	(13)	(8)	(2)	(23)
–	–	(3)	(3)	Merger and acquisitions	–	–	(32)	(32)
–	(1)	–	(1)	Hyperinflation impact from excess inventory positions	–	(1)	–	(1)
–	–	(2)	(2)	Legal and environmental	–	–	(2)	(2)
–	–	(8)	(8)	Other	–	–	–	–
(20)	(55)	(14)	(89)	**Total identified items**[1]	**(13)**	**(9)**	**(36)**	**(58)**
170	156	(23)	303	**Adjusted operating income**	**174**	**156**	**(21)**	**309**
(43)	(36)	(11)	(90)	Depreciation and amortization[2]	(45)	(35)	(9)	(89)
213	192	(12)	393	**Adjusted EBITDA**	**219**	**191**	**(12)**	**398**
13.8 %	*17.8 %*		*15.0 %*	***Adjusted EBITDA Margin (%)***	***14.2 %***	***18.3 %***		***15.4 %***

[1] Please refer to the text in this section for the detailed explanation of identified items.
[2] Excluding identified items, please refer to the quarterly statistics section for the detailed impact of identified items on depreciation and amortization.

Adjusted EBITDA and Adjusted operating income

Adjusted EBITDA is operating income excluding depreciation, amortization and identified items. Adjusted operating income is operating income excluding identified items. These measures are used to evaluate the performance of the company and its segments. By excluding identified items, the comparability of the operational results increases and financial performance can be evaluated more effectively.

Management views adjusted EBITDA and adjusted operating income as appropriate measures for (segment) performance.

Adjusted EBITDA margin, Profit margin

Adjusted EBITDA margin is an operational profit margin. Adjusted EBITDA margin is adjusted EBITDA as a percentage of revenue. The measure provides a clear picture of (the development of) profitability.

Profit margin is an operational profit margin representing the most comparable measure to adjusted EBITDA margin (as defined above) calculated using IFRS basis amounts. Profit margin is profit for the period as a percentage of revenue. Profit margin is used to evaluate the performance of AkzoNobel Group.

Q2 Identified items

In both Q2 2026 and Q2 2025, restructuring-related costs primarily included costs for the industrial excellence program and the SG&A cost reduction program.

In Q2 2026, mergers and acquisitions primarily included preparation costs related to the intended merger with Axalta. In Q2 2025, mergers and acquisitions mainly included costs related to the divestment of the India business.

In Q2 2026, the legal and environmental costs mainly related to employee liability claims. In Q2 2025, the legal and environmental costs mainly related to employee liability claims and environmental liabilities.

Half-year Identified items

In both half-year 2026 and half-year 2025, restructuring-related costs primarily included costs for the industrial excellence program and the SG&A cost reduction program.

In half-year 2026, mergers and acquisitions primarily included preparation costs related to the intended merger with Axalta. In half-year 2025, mergers and acquisitions included costs related to the divestment of the India business.

In half-year 2026, legal and environmental mainly included charges for employee liability claims. In half-year 2025, legal and environmental mainly included charges for environmental liabilities and for employee liability claims.

Profit for the period to Adjusted EBITDA and Adjusted EBITDA margin

January-June 2025					January-June 2026			
Performance Coatings	Decorative Paints	Other activities	Total	in € millions/%	Performance Coatings	Decorative Paints	Other activities	Total
2,110	3,129	–	5,239	**Revenue**	2,005	2,970	–	4,975
			256	**Profit for the period**				249
			4.9 %	***Profit Margin***				5.0 %
			–	Profit for the period from discontinued operations				(1)
			(92)	Income tax				(114)
			22	Results from associates				19
			(80)	Financing income and expenses				(83)
178	321	(93)	406	**Operating income**	238	301	(111)	428
(83)	(34)	(8)	(125)	Restructuring-related costs including impairments	(48)	(23)	(4)	(75)
(2)	–	(8)	(10)	Merger and acquisitions	–	–	(54)	(54)
(2)	–	–	(2)	Hyperinflation impact from excess inventory positions	(1)	–	–	(1)
–	–	(15)	(15)	Legal and environmental	–	–	(4)	(4)
–	–	(9)	(9)	Other	–	–	(1)	(1)
(87)	(34)	(40)	(161)	**Total identified items[1]**	(49)	(23)	(63)	(135)
265	355	(53)	567	**Adjusted operating income**	287	324	(48)	563
(74)	(89)	(20)	(183)	Depreciation and amortization[2]	(70)	(91)	(19)	(180)
339	444	(33)	750	**Adjusted EBITDA**	357	415	(29)	743
16.1 %	14.2 %		14.3 %	***Adjusted EBITDA Margin***	17.8 %	14.0 %		14.9 %

[1] Please refer to the text in this section for the detailed explanation of identified items.
[2] Excluding identified items, please refer to the quarterly statistics section for the detailed impact of identified items on depreciation and amortization.

By excluding identified items, the comparability of the gross margin development increases and financial performance can be evaluated more effectively.

Adjusted gross margin

Adjusted gross profit is revenue less cost of sales, excluding identified items. Adjusted gross margin is adjusted gross profit as a percentage of revenue. This measure provides insight into profit development excluding SG&A costs.

Adjusted gross margin

Second quarter

2025	2026		2025	2026
1,038	1,086	Gross profit	2,086	2,064
(64)	(20)	Identified items	(98)	(57)
1,102	1,106	**Adjusted gross profit**	2,184	2,121
42.0	42.7	**Adjusted gross margin**	41.7	42.6

Trade working capital Trade working capital is defined as the sum of inventories, trade receivables and trade payables. When expressed as a ratio, trade working capital is measured against four times last quarter revenue. A reconciliation of trade working capital to the most directly comparable IFRS measure is available in the Financial highlights. Management uses trade working capital for cash flow management, to identify opportunities to improve cash generation and to optimize the use of cash. Adjusted earnings per share Adjusted earnings per share is used to provide additional insight into the underlying profitability per share of the company. It helps with comparing performance over time, as well as to industry benchmarks and peers. Adjusted earnings per share from continuing operations Second quarter January-June 2025 2026 in € millions 2025 2026 135 149 Profit from continuing operations 256 250 89 58 Identified items reported in operating income 161 135 — (2) Identified items reported in interest (2) — (20) (13) Identified items reported in income tax (37) (32) (11) (9) Non-controlling interests (25) (17) 193 183 Adjusted net income from continuing operations 353 336 171.0 171.4 Weighted average number of shares (in millions) 170.9 171.3 1.13 1.07 Adjusted earnings per share from continuing operations 2.07 1.96 Free cash flow Free cash flow is the total of cash generated from/(used for) operating activities, minus capital expenditures. AkzoNobel reports on free cash flow as management believes it to be a useful measure to provide additional insight into the cash generating capability of its operations. A reconciliation of free cash flow to the most directly comparable IFRS measure is available in the Financial highlights. Organic growth/(decline) Organic growth/(decline) compares revenues (=sales) and EBITDA between periods, excluding the impact of changes in consolidation, the impact of changes in foreign exchange rates and the impact of hyperinflation accounting. The impact of changes in foreign exchange rates is calculated by retranslating the prior year local currency amounts into euros at the current year’s foreign exchange rates. Organic growth/(decline) comparison provides a better understanding of underlying revenue (sales) and adjusted EBITDA growth factors. Reconciliation to the development of revenue and adjusted EBITDA is available in the Financial highlights (for consolidated revenues and consolidated Adjusted EBITDA), as well as in the Performance Coatings and Decorative Paints sections (at segment level). (Average) invested capital Invested capital is total assets (excluding cash and cash equivalents, short-term investments, investments in associates, pension assets, assets held for sale) less current tax liabilities, deferred tax liabilities and trade and other payables. Average invested capital is the average of the quarter-end invested capital balances for the last four quarters. Management uses average invested capital to monitor, assess and optimize the total amount of capital invested. Average invested capital June 2025 in € millions September 30, 2024 December 31, 2024 March 30, 2025 June 30, 2025 Average Trade receivables 2,433 2,144 2,414 2,299 2,323 Inventories 1,805 1,721 1,777 1,638 1,735 Trade payables (2,345) (2,220) (2,310) (2,153) (2,257) Trade working capital 1,893 1,645 1,881 1,784 1,801 Other working capital items (149) (137) (28) 18 (74) Non-current assets 8,367 8,413 8,324 7,838 8,236 Less investments in associates (226) (227) (234) (248) (234) Less pension assets (1,039) (929) (931) (854) (938) Deferred tax liabilities (514) (491) (501) (449) (489) Invested capital 8,332 8,274 8,511 8,089 8,302 Average invested capital June 2026 in € millions September 30, 2025 December 31, 2025 March 30, 2026 June 30, 2026 Average Trade receivables 2,258 1,990 2,234 2,347 2,207 Inventories 1,570 1,529 1,609 1,702 1,603 Trade payables (2,122) (2,157) (2,244) (2,433) (2,239) Trade working capital 1,706 1,362 1,599 1,616 1,571 Other working capital items (153) (50) 4 (46) (61) Non-current assets 7,855 7,891 7,959 8,012 7,929 Less investments in associates (230) (232) (241) (236) (235) Less pension assets (846) (891) (916) (923) (894) Deferred tax liabilities (460) (487) (498) (519) (491) Invested capital 7,872 7,593 7,907 7,904 7,819 (Adjusted) Return on average invested capital Return on average invested capital is operating income of the last 12 months as a percentage of average invested capital. Management uses return on average invested capital to assess the efficiency of investments and make informed decisions on capital allocation, in order to maximize returns and drive long-term growth. Adjusted return on average invested capital is adjusted operating income of the last 12 months as a percentage of average invested capital. Management uses return on average invested capital to assess the efficiency of investments and make informed decisions on capital allocation, in order to maximize returns and drive long-term growth.

(Adjusted) Return on average invested capital

Return on average invested capital is operating income of the last 12 months as a percentage of average invested capital. Management uses return on average invested capital to assess the efficiency of investments and make informed decisions on capital allocation, in order to maximize returns and drive long-term growth.

Adjusted return on average invested capital is adjusted operating income of the last 12 months as a percentage of average invested capital. Management uses return on average invested capital to assess the efficiency of investments and make informed decisions on capital allocation, in order to maximize returns and drive long-term growth.

(Adjusted) Return on average invested capital

July 2024 - June 2025

in € millions	Performance Coatings	Decorative Paints	Other activities	Total
Average invested capital	3,710	3,790	802	8,302
Operating income[1]	642	346	(196)	792
Adjusted operating income[1]	720	489	(112)	1,097
Return on average invested capital	**17.3**	**9.1**		**9.5**
Adjusted return on average invested capital	**19.4**	**12.9**		**13.2**

July 2025 - June 2026

	Performance Coatings	Decorative Paints	Other activities	Total
Average invested capital	3,585	3,380	854	7,819
Operating income[1]	280	461	445	1,186
Adjusted operating income[1]	634	525	(82)	1,077
Return on average invested capital	**7.8**	**13.6**		**15.2**
Adjusted return on average invested capital	**17.7**	**15.5**		**13.8**

[1]Please refer to the quarterly statistics section for the calculation of the last 12 months.

Net debt

Net debt is used by management to assess the overall financing position and liquidity profile. Net debt is defined as long-term borrowings plus short-term borrowings, less cash and cash equivalents and short-term investments. A reconciliation is available in the Financial highlights section of this report.

Leverage ratio

Management monitors capital headroom based on the leverage ratio net debt/adjusted EBITDA. The leverage ratio is calculated based on the net debt per balance sheet position divided by adjusted EBITDA of the last 12 months.

Leverage ratio[1]

July 2024 - June 2025/July 2025 - June 2026

in € millions	2025	2026
Net debt	4,280	3,127
Adjusted EBITDA[1]	1,465	1,437
Leverage ratio	2.9	**2.2**

[1]Please refer to the quarterly statistics section for the calculation of the last 12 months.

Subsequent event

By presidential decree of July 13, 2026, the company's Russian entities have been placed under temporary external administration. As of that date, the operational oversight is temporarily transferred to a designated external entity, while underlying ownership remains unchanged. AkzoNobel is in the process of reviewing the decree and assessing its implications. The presidential decree is considered a non-adjusting event after the reporting date, that has no impact on AkzoNobel's reported figures as at June 30, 2026.

The Russian entities represented less than 2% of AkzoNobel's consolidated revenue in the first half of 2026.

Although AkzoNobel retains title to the shares in its Russian entities, under the temporary external administration the company expects to no longer have control over these entities. The Russian entities will therefore be deconsolidated as from July 13, 2026. The net asset value of these entities as of June 30, 2026, amounted to €214 million.

As from the date of deconsolidation, the shares of the Russian entities will be reported as an equity investment, to be measured at fair value. Valuation will be assessed during Q3. The company is at this stage unable to provide an estimated value. In addition, upon deconsolidation, the cumulative currency translation reserve related to the Russian entities will be reclassified from equity to the Statement of income. The cumulative currency translation reserve in equity as of June 30, 2026, amounted to a loss of €49 million.

All of the above impacts will be reported as identified item in the Statement of income, not impacting Adjusted EBITDA.

Amsterdam, July 21, 2026
The Board of Management

Greg Poux-Guillaume
Maarten de Vries

Quarterly statistics

				2025				2026
Q1	Q2	Q3	Q4	Full-year	in € millions	Q1	Q2	Half-year
Revenue								
1,583	1,546	1,492	1,447	6,068	Performance Coatings	1,427	1,543	2,970
1,030	1,080	1,055	925	4,090	Decorative Paints	959	1,046	2,005
2,613	2,626	2,547	2,372	10,158	**Total**	**2,386**	**2,589**	**4,975**
EBITDA*								
217	193	(91)	166	485	Performance Coatings	187	208	395
116	139	186	113	554	Decorative Paints	127	183	310
(47)	(26)	(30)	606	503	Other activities	(44)	(48)	(92)
286	306	65	885	1,542	**Total**	**270**	**343**	**613**
Adjusted EBITDA (excluding Identified items)*								
231	213	209	190	843	Performance Coatings	196	219	415
147	192	184	125	648	Decorative Paints	166	191	357
(21)	(12)	(8)	(6)	(47)	Other activities	(17)	(12)	(29)
357	393	385	309	1,444	**Total**	**345**	**398**	**743**
13.7	15.0	15.1	13.0	14.2	**Adjusted EBITDA margin (in %)**	**14.5**	**15.4**	**14.9**
Depreciation and amortization								
(46)	(43)	(47)	(49)	(185)	Performance Coatings	(47)	(47)	(94)
(39)	(38)	(37)	(39)	(153)	Decorative Paints	(36)	(36)	(72)
(9)	(11)	(10)	(10)	(40)	Other activities	(10)	(9)	(19)
(94)	(92)	(94)	(98)	(378)	**Total**	**(93)**	**(92)**	**(185)**
Depreciation and amortization (excluding Identified items)								
(46)	(43)	(44)	(45)	(178)	Performance Coatings	(46)	(45)	(91)
(38)	(36)	(34)	(37)	(145)	Decorative Paints	(35)	(35)	(70)
(9)	(11)	(10)	(10)	(40)	Other activities	(10)	(9)	(19)
(93)	(90)	(88)	(92)	(363)	**Total**	**(91)**	**(89)**	**(180)**

* Alternative Performance Measure: For more details on these measures, including explanation of their use, refer to the Notes to the condensed consolidated financial statements, APM paragraph.

Quarterly statistics

				2025				2026
Q1	Q2	Q3	Q4	Full-year	in € millions	Q1	Q2	Half-year
Operating income								
171	150	(138)	117	300	Performance Coatings	140	161	301
77	101	149	74	401	Decorative Paints	91	147	238
(56)	(37)	(40)	596	463	Other activities	(54)	(57)	(111)
192	**214**	**(29)**	**787**	**1,164**	**Total**	**177**	**251**	**428**
Identified items included in operating income								
(14)	(20)	(303)	(28)	(365)	Performance Coatings	(10)	(13)	(23)
(32)	(55)	(1)	(14)	(102)	Decorative Paints	(40)	(9)	(49)
(26)	(14)	(22)	612	550	Other activities	(27)	(36)	(63)
(72)	**(89)**	**(326)**	**570**	**83**	**Total**	**(77)**	**(58)**	**(135)**
Adjusted operating income (excluding Identified items)*								
185	170	165	145	665	Performance Coatings	150	174	324
109	156	150	88	503	Decorative Paints	131	156	287
(30)	(23)	(18)	(16)	(87)	Other activities	(27)	(21)	(48)
264	**303**	**297**	**217**	**1,081**	**Total**	**254**	**309**	**563**
Reconciliation financing income and expenses								
14	10	12	13	49	Financing income	15	20	35
(42)	(48)	(45)	(41)	(176)	Financing expenses	(40)	(54)	(94)
(28)	**(38)**	**(33)**	**(28)**	**(127)**	**Net interest on net debt**	**(25)**	**(34)**	**(59)**
Other interest								
8	8	8	8	32	Financing income related to post-retirement benefits	8	8	16
–	(2)	(25)	(8)	(35)	Interest on provisions	(2)	(2)	(4)
(10)	(18)	(26)	(15)	(69)	Other items	(18)	(18)	(36)
(2)	**(12)**	**(43)**	**(15)**	**(72)**	**Net other financing charges**	**(12)**	**(12)**	**(24)**
(30)	**(50)**	**(76)**	**(43)**	**(199)**	**Financing income and expenses**	**(37)**	**(46)**	**(83)**

* Alternative Performance Measure: For more details on these measures, including explanation of their use, refer to the Notes to the condensed consolidated financial statements, APM paragraph.

Quarterly statistics

Q1 2025	Q2 2025	Q3 2025	Q4 2025	Full-year 2025		Q1 2026	Q2 2026	Half-year 2026
Quarterly net income analysis (in € millions)								
7	15	9	2	33	Results from associates	8	11	19
169	179	(96)	746	998	Profit before tax	148	216	364
(48)	(44)	(94)	(140)	(326)	Income tax	(47)	(67)	(114)
121	135	(190)	606	672	Profit for the period from continuing operations	101	149	250
28	25	(98)	19	33	Effective tax rate (in %)	32	31	31
Earnings per share from continuing operations (in €)								
0.63	0.73	(1.13)	3.50	3.72	Basic	0.54	0.82	1.36
0.62	0.72	(1.12)	3.48	3.70	Diluted	0.54	0.81	1.35
Earnings per share from discontinued operations (in €)								
–	–	(0.01)	–	(0.01)	Basic	–	(0.01)	(0.01)
–	–	(0.01)	–	(0.01)	Diluted	–	(0.01)	(0.01)
Earnings per share from total operations (in €)								
0.63	0.73	(1.13)	3.50	3.71	Basic	0.54	0.81	1.35
0.62	0.72	(1.13)	3.48	3.69	Diluted	0.54	0.81	1.35
Number of shares (in millions)								
170.8	171.0	171.0	171.1	171.0	Weighted average number of shares	171.2	171.4	171.3
170.9	171.0	171.1	171.1	171.1	Number of shares at end of quarter	171.3	171.4	171.4
Adjusted earnings from continuing operations (in € millions)*								
121	135	(190)	606	672	Profit from continuing operations	101	149	250
72	89	326	(570)	(83)	Identified items reported in operating income	77	58	135
(2)	–	24	(2)	20	Identified items reported in interest	2	(2)	–
(17)	(20)	15	70	48	Identified items reported in income tax	(19)	(13)	(32)
(14)	(11)	(3)	(8)	(36)	Non-controlling interests	(8)	(9)	(17)
160	193	172	96	621	**Adjusted net income from continuing operations**	153	183	336
0.94	1.13	1.01	0.56	3.63	**Adjusted earnings per share from continuing operations (in €)**	0.89	1.07	1.96

* Alternative Performance Measure: For more details on these measures, including explanation of their use, refer to the Notes to the condensed consolidated financial statements, APM paragraph.

Quarterly statistics - last 12 months

Q3 2024	Q4 2024	Q1 2025	Q2 2025	2025 Last 12 months	in € millions	Q3 2025	Q4 2025	Q1 2026	Q2 2026	2026 Last 12 months
EBITDA*										
219	196	217	193	825	Performance Coatings	(91)	166	187	208	470
166	80	116	139	501	Decorative Paints	186	113	127	183	609
(30)	(55)	(47)	(26)	(158)	Other activities	(30)	606	(44)	(48)	484
355	221	286	306	1,168	**Total**	**65**	**885**	**270**	**343**	**1,563**
Adjusted EBITDA (excluding Identified items)*										
225	230	231	213	899	Performance Coatings	209	190	196	219	814
188	113	147	192	640	Decorative Paints	184	125	166	191	666
(19)	(22)	(21)	(12)	(74)	Other activities	(8)	(6)	(17)	(12)	(43)
394	321	357	393	1,465	**Total**	**385**	**309**	**345**	**398**	**1,437**
Depreciation and amortization										
(48)	(46)	(46)	(43)	(183)	Performance Coatings	(47)	(49)	(47)	(47)	(190)
(39)	(39)	(39)	(38)	(155)	Decorative Paints	(37)	(39)	(36)	(36)	(148)
(9)	(9)	(9)	(11)	(38)	Other activities	(10)	(10)	(10)	(9)	(39)
(96)	(94)	(94)	(92)	(376)	**Total**	**(94)**	**(98)**	**(93)**	**(92)**	**(377)**
Depreciation and amortization (excluding Identified items)										
(44)	(46)	(46)	(43)	(179)	Performance Coatings	(44)	(45)	(46)	(45)	(180)
(38)	(39)	(38)	(36)	(151)	Decorative Paints	(34)	(37)	(35)	(35)	(141)
(9)	(9)	(9)	(11)	(38)	Other activities	(10)	(10)	(10)	(9)	(39)
(91)	(94)	(93)	(90)	(368)	**Total**	**(88)**	**(92)**	**(91)**	**(89)**	**(360)**
Operating income										
171	150	171	150	642	Performance Coatings	(138)	117	140	161	280
127	41	77	101	346	Decorative Paints	149	74	91	147	461
(39)	(64)	(56)	(37)	(196)	Other activities	(40)	596	(54)	(57)	445
259	127	192	214	792	**Total**	**(29)**	**787**	**177**	**251**	**1,186**
Adjusted operating income (excluding Identified items)*										
181	184	185	170	720	Performance Coatings	165	145	150	174	634
150	74	109	156	489	Decorative Paints	150	88	131	156	525
(28)	(31)	(30)	(23)	(112)	Other activities	(18)	(16)	(27)	(21)	(82)
303	227	264	303	1,097	**Total**	**297**	**217**	**254**	**309**	**1,077**

* Alternative Performance Measure: For more details on these measures, including explanation of their use, refer to the Notes to the condensed consolidated financial statements, APM paragraph.

Glossary Adjusted earnings per share from continuing operations are the basic earnings per share from continuing operations, excluding Identified items and taxes thereon. Adjusted EBITDA is operating income excluding depreciation, amortization and Identified items. Adjusted EBITDA margin is adjusted EBITDA as percentage of revenue. Adjusted operating income is operating income excluding Identified items. Capital expenditures is the total of investments in property, plant and equipment and investments in intangible assets. Comprehensive income is the change in equity during a period resulting from transactions and other events other than those changes resulting from transactions with shareholders in their capacity as shareholders. Constant currencies calculations exclude the impact of changes in foreign exchange rates by re-translating the prior year local currency amounts into euros at the current year’s foreign exchange rates. EBITDA is operating income excluding depreciation and amortization. EBITDA margin is EBITDA as a percentage of revenue. EMEA is Europe, Middle East and Africa. Free cash flow is net cash generated from/(used for) operating activities minus capital expenditures. Identified items are special charges and benefits, (post) acquisition and divestment related items, major restructuring and impairment charges, charges and benefits related to major legal, environmental and tax cases, pension curtailments and buyouts, and hyperinflation accounting adjustments for inventory positions that exceed normal operational levels. Invested capital is total assets (excluding cash and cash equivalents, short-term investments, investments in associates, pension assets, assets held for sale) less current tax liabilities, deferred tax liabilities and trade and other payables. Invested capital balances on business area level contain intercompany positions, which eliminate on consolidated level. Average invested capital is the average of the quarter-end invested capital balances for the last four quarters. Latin America excludes Mexico. Leverage ratio is calculated as net debt divided by adjusted EBITDA for the last 12 months. Net debt is defined as long-term borrowings plus short-term borrowings, less cash and cash equivalents and short-term investments. North America includes Mexico. North Asia includes, among others, China, Japan and South Korea. Operating income is defined as income excluding net financing expenses, results from associates, income tax and profit/loss from discontinued operations. Operating income includes the share of non-controlling interests. Operating income includes Identified items to the extent these relate to lines included in operating income. Trade working capital is defined as the sum of inventories, trade receivables and trade payables. When expressed as a ratio, trade working capital is measured against four times last quarter revenue. Operating expenses (OPEX) includes SG&A costs and fixed manufacturing costs as included within cost of sales. Organic growth compares revenue (=sales) and Adjusted EBITDA between periods, excluding the impact of changes in consolidation, the impact of changes in foreign exchange rates and the impact of hyperinflation accounting. Refer to “Constant currencies” for details on the calculation of the foreign exchange rate impact. Other working capital is defined as other receivables, plus current tax assets, less other payables and current tax liabilities. Price/mix captures revenue changes that are not driven by volumes. It combines two related effects: (i) price, which reflects changes in the selling price of the same products and (ii) mix, which reflects the changes in the composition of the products sold. Profit margin is profit for the period as a percentage of revenue. (Adjusted) return on average invested capital is (adjusted) operating income of the last 12 months as a percentage of average invested capital. SG&A costs include selling and distribution expenses, general and administrative expenses, and research, development and innovation expenses. SESA is South East and South Asia and includes the Pacific. Volume refers to the number of units sold (e.g. liters) in a given period. Brand and trademarks In this report, reference is made to brands and trademarks owned by, or licensed to, AkzoNobel. Unauthorized use of these is strictly prohibited.

Akzo Nobel N.V. Christian Neefestraat 2 P.O. Box 75730 1070 AS Amsterdam, the Netherlands T +31 88 969 7555 www.akzonobel.com For more information: The explanatory sheets used during the press conference can be viewed on AkzoNobel’s corporate website: www.akzonobel.com AkzoNobel Global Communications T +31 88 969 7833 E media.relations@akzonobel.com AkzoNobel Investor Relations T +31 88 969 0139 E investor.relations@akzonobel.com Financial calendar Extraordinary General Meeting of shareholders August 5, 2026 Report for the third quarter 2026 October 21, 2026 Since 1792, we’ve been supplying the innovative paints and coatings that help to color people’s lives and protect what matters most. Our world class portfolio of brands – including Dulux, International, Sikkens and Interpon – is trusted by customers around the globe. We’re active in more than 150 countries and use our expertise to sustain and enhance everyday life. Because we believe every surface is an opportunity. It’s what you’d expect from a pioneering and long-established paints company that’s dedicated to providing more sustainable solutions and preserving the best of what we have today – while creating an even better tomorrow. Let’s paint the future together. For more information, please visit www.akzonobel.com. © 2026 Akzo Nobel N.V. All rights reserved.